UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2016

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 14, 2016, two of the wholly-owned Chinese subsidiaries of NeoPhotonics Corporation (the “Company”) (NeoPhotonics Dongguan Co., Ltd. and NeoPhotonics (China) Co., Ltd.) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with APAT Optoelectronics Components Co., Ltd. (the “Purchaser”), pursuant to which agreement the Purchaser agreed to purchase the assets and assume certain liabilities of the Company’s and its subsidiaries’ access network and low speed transceiver product lines.

The transaction is valued at approximately $26.4 million, including post-closing payments under a transition services agreement with the Purchaser.  The transaction value consists of an equivalent of $25.0 million purchase price plus an additional equivalent of $1.4 million to be paid as certain transition services are delivered.  The Purchaser may pay up to $2.0 million of the total purchase price in a U.S. dollar denominated promissory note.  The Purchaser will also assume outstanding supply chain purchase commitments and will be responsible for payment of value-added tax obligations.

If issued as part of the purchase price, the promissory note would be in a principal amount of up to $2.0 million, would be for an initial term of six months with an initial interest rate of 6.0% per annum.  The note would be renewable at six month intervals with an increase in the interest rate by an additional 4% per annum.  The note will be secured by certain non-PRC assets being purchased in the transaction.

The purchase price is subject to adjustment after closing for inventory adjustments, and by up to $10.0 million for breaches by the Company subsidiaries of certain transaction warranties, including designation of the Purchaser as an approved vendor of selected customers, introduction of the Purchaser to selected distributors, and revenue and gross profit from the acquired products over the first six months of 2017 to be at least 70% of forecasted amounts.  In the event that any of these warranties are not met, the Company subsidiaries will be obligated to refund a portion of the purchase price to the Purchaser.

Consummation of the transaction is subject to customary closing conditions and is expected to close in January 2017. The Purchaser is subject to a $1.0 million breakup fee to be held in escrow, which will be applied to the purchase price upon closing or forfeited if the transaction does not close due to certain reasons attributable to the Purchaser.

The foregoing description of the Asset Purchase Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arch
Date: December 19, 2016	NEOPHOTONICS CORPORATION

	By:	/s/ Clyde R. Wallin
Clyde R. Wallin
Senior Vice President and Chief Financial Officer